UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2012

SNYDER’S-LANCE, INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	0-398	56-0292920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 554-1421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 3, 2012, Snyder’s-Lance, Inc. (“Snyder’s-Lance”) and S-L Snacks National, LLC, a North Carolina limited liability company and indirect wholly owned subsidiary of Snyder’s-Lance (“S-L Snacks”), entered into a Stock and Membership Interest Purchase Agreement (the “Purchase Agreement”) with Snack Factory, LLC, a New Jersey limited liability company (“Snack Factory”), Princeton Vanguard, LLC, a Delaware limited liability company (“Vanguard”), VMG Snack Factory Blocker, Inc., a Delaware corporation (“VMG Blocker” and, collectively with Snack Factory, Vanguard and VMG Blocker, the “Target Companies”), The Snack Factory, LLC, a Delaware limited liability company (“SF Holdco”), VMG Tax-Exempt, L.P., a Delaware limited partnership (“VMG Tax-Exempt LP”) and VMG Equity Partners GP, LP, a Delaware limited partnership (“VMG General Partner” and, collectively with SF Holdco and VMG Tax-Exempt LP, the “Sellers”), pursuant to which S-L Snacks has agreed to purchase from Sellers, upon the terms and subject to the conditions of the Purchase Agreement, all of the issued and outstanding shares and membership interests of the Target Companies for $340 million in cash. Snyder’s-Lance is a party to the Purchase Agreement solely for the purposes of guarantying the purchase price and the obligations of S-L Snacks under the Purchase Agreement.

Representations, Warranties and Covenants. The Purchase Agreement contains representations, warranties and covenants by the parties that are customary for a transaction of this nature, including, among other things, covenants and agreements relating to the conduct of the Target Companies’ businesses between the date of the signing of the Purchase Agreement and the consummation of the transaction.

Closing Conditions. The closing of the transaction is expected to occur early in the fourth quarter of 2012, subject to various conditions. The obligations of each of the Sellers and Buyer to complete the transaction are conditioned on, among other conditions:

•	The expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	The absence of any injunction or other orders issued by any court prohibiting the consummation of the transaction; and

•	The absence of any action or proceeding by a governmental authority seeking to restrain or prohibit the transaction.

The obligations of S-L Snacks to complete the transaction are conditioned on, among other conditions:

•	The accuracy of the Target Companies’ and Sellers’ representations and warranties in the Purchase Agreement, subject to customary materiality and material adverse effect qualifications;

•	The performance by the Target Companies and Sellers, in all material respects, of all of their obligations under the Purchase Agreement;

•	The execution and delivery of an indemnification escrow agreement and working capital escrow agreement by the Sellers’ representative and the escrow agent; and

•	The completion of certain specified internal restructuring transactions by the Sellers and Target Companies.

The obligations of the Target Companies and Sellers to complete the transaction are conditioned on, among other conditions:

•	The accuracy of S-L Snacks’ representations and warranties in the Purchase Agreement, subject to customary materiality and material adverse effect qualifications;

•	The performance by S-L Snacks, in all material respects, of all of its obligations under the Purchase Agreement; and

•	The execution and delivery of an indemnification escrow agreement and working capital escrow agreement by S-L Snacks and the escrow agent.

Termination of the Purchase Agreement. Each of the Sellers’ representative and S-L Snacks may terminate the Purchase Agreement prior to the consummation of the transaction:

•	By mutual written consent; and

•	If a governmental authority has issued an order or taken any action restraining, enjoining or prohibiting the transaction.

The Sellers’ representative may terminate the Purchase Agreement prior to the consummation of the transaction:

•

If there has been a material breach by S-L Snacks of any of its representations, covenants or agreements in the Purchase Agreement, which breach would cause the conditions to the obligations of the Target Companies and the Sellers to consummate the transactions contemplated by the Purchase Agreement to not be satisfied, and which is not cured within fifteen days following written notice of the breach to S-L Snacks;

•	If the closing has not occurred by October 26, 2012, subject to possible extension in the event of a material update by S-L Snacks to the disclosure schedules; and

•	If any applicable waiting period under the HSR Act has not expired or been terminated by October 21, 2012.

S-L Snacks may terminate the Purchase Agreement prior to the consummation of the transaction:

•

If there has been a material breach by the Sellers or Target Companies of any of their representations, covenants or agreements in the Purchase Agreement, which breach would cause the obligations of S-L Snacks to consummate the transactions contemplated by the Purchase Agreement to not be satisfied, and which is not cured within fifteen days following written notice of the breach to S-L Snacks; and

•	If the closing has not occurred by December 31, 2012, subject to possible extension in the event of a material update by Sellers or the Target Companies to the disclosure schedules.

Effect of Termination. Except for certain provisions that survive the termination date (e.g., provisions regarding confidentiality and transaction expenses), in the event of the termination of the Purchase Agreement, the Purchase Agreement will become void, except that any party terminating the Purchase Agreement will retain the right to recover damages sustained by that party as a result of any fraud or intentional breach by the other party under the Purchase Agreement (provided that such recovering party has not committed an intentional breach under the Purchase Agreement) or, in the case of the Sellers’ Representative, any failure by S-L Snacks to have sufficient immediately available funds for the consummation of the transactions contemplated under the Purchase Agreement.

Escrow and Seller Indemnification. At the time of the closing, S-L Snacks will pay a total of $11.5 million of the purchase price into two escrow accounts. The first escrow account, a working capital escrow account in the amount of $1.5 million, will be used to satisfy any obligation of the Sellers to pay a purchase price adjustment to S-L Snacks resulting from the final determination of the Target Companies’ net working capital as of the closing. The second escrow account, an indemnity escrow account in the amount of $10.0 million, will be available to S-L Snacks if the Sellers’ are required to indemnify S-L Snacks under the terms of the Purchase Agreement.

Sellers have agreed, subject to certain conditions, to indemnify S-L Snacks, its affiliates and its representatives, from and against any and all damages suffered or paid by any such indemnified party as a result of, in connection with, relating to, or arising from (a) the breach by the Sellers or the Target Companies of any representations or warranties made by such parties in the Purchase Agreement (subject to specified de minimis thresholds and deductible and cap amounts) and (b) the breach by the Sellers or the Target Companies of any covenant or agreement to be performed by such parties prior to the closing under the Purchase Agreement (subject to specified cap amounts). Among other caps, the liability of the Sellers is limited to (1) an amount equal to the final purchase price minus transaction expenses for breaches of certain fundamental representations, (2) $30 million for breaches of certain intellectual property representations, and (3) $15 million for breaches of other representations.

S-L Snacks has agreed, subject to certain conditions, to indemnify Sellers, their respective affiliates and their representatives, from and against any and all damages suffered or paid by such indemnified party as a result of, in connection with, relating to, or arising from (a) the breach by S-L Snacks of any representations or warranties made by it in the Purchase Agreement (subject to specified de minimis thresholds and deductible amounts) and (b) the breach by S-L Snacks of any covenant or agreement to be performed by it under the Purchase Agreement; and/or (c) the breach by the Target Companies of any covenant or agreement to be performed by them under the Purchase Agreement after the closing.

Financing. The purchase price is expected to be funded with a combination of committed credit facilities and available cash or borrowings under Snyder’s-Lance’s existing credit facilities. Snyder’s-Lance has received a senior term loan commitment in aggregate principal amount of $300 million, with an option for an additional principal amount of $25 million in the event of oversubscription. S-L Snacks has agreed to use commercially reasonable efforts to obtain the committed financing, and the consummation of the financing is not a condition to S-L Snack’s obligation to close the transaction.

Exclusivity. As of the date of the Purchase Agreement, Sellers have agreed to terminate, and to cause their affiliates and representatives to terminate, all negotiations and activities related to a sale of the Target Companies to any party other than S-L Snacks and its affiliates, including any soliciting of proposals or offers from, engaging in discussions or negotiations with, or furnishing confidential information to any third party in an effort to sell the Target Companies.

The foregoing description of the Purchase Agreement does not purport to be complete. Snyder’s-Lance will file a copy of the Purchase Agreement with the Securities and Exchange Commission upon the earlier of (i) the filing of a Current Report on Form 8-K upon consummation of the transaction and (ii) the filing of its Quarterly Report on Form 10-Q for the third quarter of 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNYDER’S-LANCE, INC.

Date: September 6, 2012	By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer and Treasurer